Apollo Group, Inc.
News Release

APOLLO GROUP, INC. REPORTS NASDAQ HEARING REQUEST

Phoenix, Arizona, July 13, 2006 — Apollo Group, Inc. (Nasdaq:APOL) today announced that it intends to request a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) in response to the receipt of a NASDAQ Staff Determination letter dated July 11, 2006 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) because it has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2006. The delay in the filing of this report is a result of the previously disclosed ongoing investigation by the Company’s Board of Directors in response to a report that questioned whether the Company has backdated four stock option grants during fiscal 2000-2004.

As a result of this notification, the Company’s common stock is subject to potential delisting from The NASDAQ Stock Market. The Company intends to formally request a hearing before the Panel to appeal the NASDAQ Staff’s determination, which will automatically stay the delisting until the appeal has been heard and the Panel has rendered its decision. Pending a decision by the Panel, the Company will remain listed on NASDAQ.

Apollo Group Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group Inc. operates through its subsidiaries: The University of Phoenix Inc., Institute for Professional Development, The College for Financial Planning Institutes Corp., and Western International University Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 97 campuses and 159 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu